UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CHESAPEAKE LODGING TRUST

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Dear Shareholder:

On behalf of the Board of Trustees, we are pleased to invite you to attend the 2011 Annual Meeting of Shareholders of Chesapeake Lodging Trust, to be held on Thursday, May 26, 2011 at 10:00 a.m., local time, at the offices of Hogan Lovells US LLP, Park Place II, 7930 Jones Branch Drive, 9th Floor, McLean, VA 22102. You may attend the meeting in person or by proxy. Only shareholders showing proof of ownership of our company’s common shares will be allowed to attend the meeting in person.

Your vote is important and we strongly urge you to cast your vote. To ensure that your vote is recorded, please vote as soon as possible, whether or not you plan to attend in person. You may vote your shares by following the instructions on the proxy card or the voting instruction card you received. If you attend the meeting, you may withdraw your proxy at the meeting and vote your shares in person from the floor.

We appreciate your investment in our company and look forward to seeing you at our 2011 Annual Meeting.

Sincerely,

Thomas A. Natelli

Chairman of the Board of Trustees

James L. Francis

President and Chief Executive Officer

NOTICE OF THE 2011 ANNUAL MEETING OF SHAREHOLDERS

The 2011 Annual Meeting of Shareholders of Chesapeake Lodging Trust, a Maryland real estate investment trust, will be held at the time and place and for the purposes indicated below.

Time and Date:	10:00 a.m., local time, on Thursday, May 26, 2011.

Place:	Offices of Hogan Lovells US LLP

Park Place II, 7930 Jones Branch Drive, 9th Floor, McLean, VA 22102.

Items of Business:	1.	To elect seven trustees from the nominees named in the attached proxy statement to serve until the 2012 Annual Meeting of Shareholders or until their successors are elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our company’s independent registered public accounting firm for the year ending December 31, 2011;

3.	To hold a non-binding advisory vote on a resolution to approve our company’s executive compensation programs;

4.	To hold an advisory vote on the frequency of future non-binding advisory votes on our company’s executive compensation programs; and

5.	To consider and act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Recommendations of the Board:	The Board of Trustees recommends that you vote “For” each of the trustee nominees, “For” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011, “For” the resolution to approve our company’s executive compensation programs as described in this proxy statement and “Every Year” with respect to the frequency of future advisory votes on our company’s executive compensation programs. The full text of these proposals is set forth in the accompanying proxy statement.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date:	Our Board of Trustees has set March 25, 2011 as the record date for determining the holders of our common shares that are eligible to vote at the 2011 Annual Meeting.

Voting:	Your vote is very important. To ensure your representation at the meeting, whether or not you plan to attend, please vote your shares as soon as possible. Information on how to vote your shares is provided beginning at page 2.

Corporate Headquarters:	1997 Annapolis Exchange Parkway, Suite 410, Annapolis, MD 21401

By Order of the Board of Trustees

Graham J. Wootten,

Senior Vice President,

Chief Accounting Officer and Secretary

April 26, 2011

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 26, 2011

GENERAL INFORMATION

We are providing these proxy materials in connection with the solicitation by the Board of Trustees of Chesapeake Lodging Trust of proxies to be voted at our 2011 Annual Meeting and at any adjournment or postponement of the meeting. The proxies will be used at our annual meeting to be held on May 26, 2011 beginning at 10:00 a.m., local time, at the offices of Hogan Lovells US LLP, Park Place II, 7930 Jones Branch Drive, 9th Floor, McLean, VA 22102.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information that you may find useful in determining how to vote, and describes voting procedures. Our proxy materials are first being distributed on or about April 26, 2011 to holders of our common shares of beneficial interest.

Purpose of the Meeting

Shareholders will vote on the following matters at the Annual Meeting:

•	To elect seven persons from the nominees identified in Proposal 1 to our Board of Trustees;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011 as set forth in Proposal 2;

•	To approve, through a non-binding advisory vote, a resolution to approve our company’s executive compensation programs as set forth in Proposal 3;

•	To recommend, through a non-binding advisory vote, the frequency of future advisory votes on our company’s executive compensation programs as set forth in Proposal 4; and

•	To consider any other appropriate matters properly brought before the meeting or any adjournment or postponement of the meeting.

Recommendations of the Board of Trustees

The Board recommends that you vote:

•	“FOR” the election of the seven nominees for trustee named in Proposal 1;

•	“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2011 as set forth in Proposal 2;

•	“FOR” the advisory resolution to approve our company’s executive compensation programs as set forth in Proposal 3; and

•	“EVERY YEAR” with respect to the frequency of future advisory votes on our company’s executive compensation programs as set forth in Proposal 4.

Who May Attend the Meeting and Vote

Only holders of record of our common shares outstanding at the close of business on the record date of March 25, 2011 will be entitled to receive notice of and to vote at the meeting or at any adjournment or postponement of the meeting. On the record date, we had issued and outstanding 31,106,120 common shares.

If your shares are held in the name of a bank, broker, trustee or other nominee and you plan to attend our annual meeting, you will need to bring proof of ownership, such as a recent bank or brokerage account statement.

Quorum

The presence at the meeting in person or by proxy of the holders of a majority of the outstanding common shares will constitute a quorum for the transaction of business. Abstentions and broker non-votes, as described below, will be counted in determining whether a quorum exists. If the shareholders present or represented by proxy at the meeting constitute holders of less than a majority of the shares entitled to vote, our meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Voting Rights

With respect to the election of trustees, each holder of common shares is entitled to cast one vote for each common share owned on March 25, 2011, the record date of the annual meeting, for, or withhold authority from, each nominee. With respect to all other matters, shareholders can cast one vote for each common share owned on the record date.

Voting Your Shares

Voting shares in person at the annual meeting. Shares held in your name as the shareholder of record may be voted in person at the annual meeting. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person at the annual meeting only if you obtain a legal proxy from the bank, broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting shares without attending the annual meeting. Whether you hold shares directly as the shareholder of record or through a bank, broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the annual meeting. Shareholders of record may submit proxies by completing, signing, and dating their proxy card and returning it in the accompanying, pre-addressed, postage-prepaid envelope. Your proxy card must be received no later than May 25, 2011 for your shares to be voted at the Annual Meeting. If you hold your common shares through a bank, broker, trustee or other nominee, you must provide your nominee with appropriate voting instructions as set forth on the voting instruction card you receive from your nominee no later than 11:59 pm EDT on May 25, 2011. If you do not provide your nominee with these instructions, your nominee will not have discretionary authority to vote your shares on your behalf on Proposals 1, 3 and 4, which are “non-routine” matters. As a result, your failure to provide these instructions will result in a “broker non-vote” on these matters. Beneficial owners may instruct the bank, broker, trustee or other nominee holding their shares in one of these three ways:

•	By Internet – Beneficial owners may give instructions over the Internet by following the instructions on the voting instruction card you received.

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By Telephone – Beneficial owners may give instructions by telephone by calling the number on the voting instruction card you received and following the instructions. You will need to have the control number that appears on the proxy or voting instruction card available when voting.

•	By Mail – Beneficial owners may give instructions by completing, signing and dating their voting instruction card and mailing it in the accompanying pre-addressed postage-prepaid envelope.

If additional matters are presented at the annual meeting. Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, James L. Francis, Douglas W. Vicari and Graham J. Wootten, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees is not available as a candidate for trustee, the persons named as proxy holders will vote any shares represented by your proxy for such other candidate or candidates as may be nominated by the Board.

Voting Mechanics

If you grant a proxy and do not revoke it before the applicable voting deadline, the persons designated as proxies will vote the common shares represented thereby, if any, in the manner specified. If you grant a proxy but do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy card or voting instruction card will be voted in accordance with the Board’s recommendation for each proposal, and in the discretion of the proxy holders on any other matter that may properly come before the meeting.

Changing Your Vote

You may change your vote before the vote at the annual meeting in accordance with the following procedures. If you are a shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Secretary at our company’s headquarters address in Annapolis, Maryland, no later than May 25, 2011, or by attending the annual meeting and voting in person. Attendance at the meeting alone will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a bank, broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee by 11:59 pm EDT on May 25, 2011, or, if you have obtained a legal proxy from your bank, broker, trustee or other nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Required Vote

Election of Trustees: The seven persons receiving the most votes will be elected to serve on our Board of Trustees. Common shares not voted (whether by abstention, broker non-vote or otherwise) will not affect the vote.

Ratification of Independent Registered Public Accountants: Approval of this proposal requires that the number of votes cast for the proposal exceeds the number of votes cast against the proposal. Any common shares not voted (whether by abstention, broker non-vote or otherwise) will not affect the vote.

Non-binding Advisory Vote on Resolution to Approve Our Company’s Executive Compensation Programs: Approval of this proposal requires that the number of votes cast for the proposal exceeds the number of votes cast against the proposal. Any common shares not voted (whether by abstention, broker non-vote or otherwise) will not affect the vote. Although this proposal is not binding on us, the Board and its Compensation Committee will consider the results of the shareholder vote in determining future executive compensation matters.

Non-binding Advisory Vote on the Frequency of Future Non-binding Advisory Votes on Our Company’s Executive Compensation Programs: Generally, under our bylaws, action on a matter is approved if the votes cast for the proposal exceed the votes cast against the proposal. On this matter, however, shareholders may vote “for” any of the alternatives, but not “against.” Because there are several alternatives, it is possible that no single alternative will be favored by a majority of the votes cast. As this proposal is advisory, it will not be binding on us, and the Board and its Compensation Committee may determine to hold an advisory vote on executive compensation more or less frequently than the option favored by our shareholders. However, the Board values our shareholders’ opinions and will consider the outcome of the vote when determining the frequency of future advisory votes on executive compensation. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

Proxy Solicitation Costs

We will pay the cost of soliciting proxies. In addition to solicitation by mail, certain trustees, officers and regular employees of the company and its affiliates may solicit the return of proxies by telephone, personal interview or otherwise. We may also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation materials to such beneficial owners. MacKenzie Partners, Inc. may be retained to assist us in the solicitation of proxies, for which they would receive an estimated fee of $7,000, plus reimbursement of their normal and customary expenses.

Inspector of Elections

The inspector of elections will be a representative from our transfer agent, American Stock Transfer & Trust Company, LLC.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership Structure and Role in Risk Oversight

Our Board of Trustees consists of seven trustees. Our Board is elected annually by our shareholders in accordance with our bylaws. Our bylaws provide that a majority of the entire Board of Trustees may establish, increase or decrease the number of trustees, provided that the number of trustees shall never be less than one nor more than eleven. All of our executive officers serve at the discretion of our Board of Trustees.

The Board exercises substantial independent oversight over the company’s business. As discussed in greater detail below, a majority of the trustees on the Board, including our non-executive chairman of the board, are independent under the New York Stock Exchange (NYSE) listing standards, and each of the Board’s Audit, Compensation, and Nominating and Corporate Governance Committees are composed entirely of independent trustees. Also, by separating the roles of chief executive officer and chairman of the board, we ensure a greater role for our independent directors in the oversight of the Company. We believe this leadership structure is most appropriate for us because, in addition enhancing independent oversight, it also enables our chief executive to focus on the day-to-day leadership and performance of the Company. In 2010, the Board held 12 meetings and each trustee attended at least 75% of all meetings of the Board and the standing committees of the Board on which he served. It is our policy that Board members attend our annual meeting, and we anticipate that each of them will do so this year.

The Board believes that evaluating how senior management identifies, assesses, manages and monitors the various risks confronting the company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board oversees the company’s risk management function through regular discussions with senior management. While the Board has primary responsibility for overseeing the company’s risk management function, each committee of the Board also considers risk within its area of responsibility. For example, the Audit Committee is primarily responsible for reviewing risks relating to accounting and financial controls, and the Compensation Committee reviews risks related to compensation matters. The Board is apprised by the committee chairs of significant risks and management’s response to those risks via periodic reports. While the Board and its committees oversee the company’s risk management function, management is responsible for implementing day-to-day risk management processes and reporting to the Board and its committees on such matters.

Trustee Independence and Corporate Governance

Our Board of Trustees consists of seven trustees, each of whom is identified below. Aside from Messrs. Francis and Vicari, each of our trustees is independent, as defined by the NYSE listing standards. Our Board of Trustees has three committees, the principal functions of which are briefly described below. Each of these committees is comprised entirely of independent trustees, as defined by the NYSE listing standards. Moreover, the Compensation Committee is composed exclusively of individuals intended to qualify as “non-employee” trustees for purposes of Rule 16b-3 of the Exchange Act of 1934 and “outside” trustees for purposes of Section 162(m) of the Internal Revenue Code.

We have adopted charters for all three of our standing Board committees. You may obtain current copies of these charters on the “Corporate Governance” page of our website at www.chesapeakelodgingtrust.com.

Audit Committee. Our Audit Committee is composed of Messrs. Eckert, Natelli and Hill. Mr. Eckert chairs the committee and has been determined by our Board of Trustees to be an audit committee financial expert within the meaning of applicable SEC rules. Our Audit Committee met six times in 2010.

The Audit Committee’s primary duties and assigned roles are to:

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serve as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance, generally, of our internal audit function;

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oversee the audit and other services of our independent registered public accounting firm and be directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, who reports directly to the Audit Committee;

•	provide an open avenue of communication among the independent registered public accounting firm, accountants, financial and senior management, the internal auditing department and our Board;

•	resolve any disagreements between management and the independent registered public accounting firm regarding financial reporting; and

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consider and approve certain transactions between us and our trustees, executive officers, trustee nominees or 5% or greater beneficial owners, any of their immediate family members or entities affiliated with them.

Compensation Committee. Our Compensation Committee is composed of Messrs. Hill, Natelli and Eckert. Mr. Hill chairs the committee. Our Compensation Committee met two times in 2010.

The Compensation Committee’s principal functions are to:

•	evaluate the performance of and compensation paid by us to our president and chief executive officer and other executive officers and trustees;

•	administer the Chesapeake Lodging Trust Equity Plan, or Equity Plan; and

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produce a report on executive compensation required to be included in our proxy statement for our annual meetings or our Annual Report on Form 10-K, including the Compensation Discussion and Analysis section.

Pursuant to its charter, the Compensation Committee has the authority to delegate any of its authority or responsibilities to individual members of the committee or a subcommittee of the Compensation Committee. However, the committee did not delegate any of its responsibilities during 2010. The Compensation Committee also has the authority to retain outside compensation consultants for advice, but did not do so in 2010. For a discussion of the Compensation Committee’s decision-making processes with respect to executive compensation, see “– Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is composed of Messrs. McKenzie, Hill and Nuechterlein. Mr. McKenzie chairs the committee. Our Nominating and Corporate Governance Committee met one time in 2010.

The Nominating and Corporate Governance Committee’s principal functions are to:

•	identify individuals qualified to become Board members and recommend to our Board candidates for election or re-election to the Board;

•	consider and make recommendations to our Board concerning the size and composition of our Board, committee structure and makeup, retirement policies and procedures affecting Board members; and

•	take a leadership role with respect to the development, implementation and review of our corporate governance principles and practices.

The Nominating and Corporate Governance Committee’s charter sets forth certain criteria for the committee to consider in evaluating potential trustee nominees. The charter requires that the committee select nominees who have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving our long-term interests and those of our shareholders. The committee also is required to assess whether the candidate possesses the skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision, experience, age and diversity, all in the context of an assessment of the perceived needs of the Board at that time. For those trustee candidates that appear upon first consideration to meet the committee’s criteria, the committee will engage in further research to evaluate their candidacy.

In making recommendations for trustee nominees for the annual meeting of shareholders, the Nominating and Corporate Governance Committee will consider any written suggestions of shareholders received by our secretary not less than 90 nor more than 120 days prior to the anniversary of the prior year’s annual meeting of shareholders. Suggestions must be mailed to our secretary at our corporate headquarters. The manner in which trustee nominee candidates suggested in accordance with this policy are evaluated does not differ from the manner in which candidates recommended by other sources are evaluated.

Executive Sessions

Consistent with the NYSE’s corporate governance listing standards, our Board has adopted Principles of Corporate Governance that, among other things, call for the non-officer trustees to meet in regularly scheduled executive sessions without management. Mr. Natelli, our non-executive chairman, presides at these executive sessions.

Communicating with the Board

Interested parties, including shareholders, may communicate their concerns directly to the full Board, the presiding independent trustee or the non-officer trustees as a group by writing to the Board of Trustees, the presiding independent trustee or the non-officer trustees, at our corporate headquarters.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to each of our trustees, officers and employees. This code sets forth our policies and expectations on a number of topics, including:

•	compliance with laws, including insider trading;

•	preservation of confidential information relating to our business;

•	conflicts of interest;

•	reporting of illegal or unethical behavior or concerns regarding accounting or auditing practices;

•	corporate payments;

•	corporate opportunities; and

•	the protection and proper use of our assets.

The Audit Committee will review this code on an annual basis, and the Board will review and act upon any proposed additions or amendments to the code as appropriate. The code is posted on the “Corporate Governance” page of our website, www.chesapeakelodgingtrust.com. You may also obtain a copy of the code without charge by writing to our secretary at our corporate headquarters. Any waivers of the code for executive officers or trustees will be posted on our website and similarly provided without charge upon written request to this address.

We have established and implemented formal “whistleblower” procedures for receiving and handling complaints of employees, and have made an e-mail address and a telephone hotline available for reporting illegal or unethical behavior as well as questionable accounting or auditing matters and other accounting, internal controls or auditing matters on a confidential, anonymous basis. Any concerns regarding accounting or auditing matters reported via e-mail or to this hotline will be communicated directly to the Audit Committee.

Principles of Corporate Governance

Our Principles of Corporate Governance address a number of other topics, including:

•	trustee independence and qualification standards;

•	trustee responsibilities, orientation and continuing education;

•	trustee compensation;

•	trustee attendance and retirement;

•	management succession;

•	annual Board self-evaluations; and

•	trustee communication, committees and access to management.

Our Nominating and Corporate Governance Committee is required to review the Principles of Corporate Governance on an annual basis, and the Board will review and act upon any proposed additions or amendments to the Principles of Corporate Governance as appropriate. The Principles of Corporate Governance are posted on the “Corporate Governance” page of our website, www.chesapeakelodgingtrust.com. You may also obtain a copy of our Principles of Corporate Governance without charge by writing to our secretary at our corporate headquarters.

PROPOSAL 1

ELECTION OF TRUSTEES

Nominees for Trustee

Upon the recommendation of our Nominating/Corporate Governance Committee, our Board has nominated the seven persons listed below to serve as trustees for the one-year term ending at our 2012 Annual Meeting, or until their successors, if any, are elected or appointed. We believe that each nominee for election as a trustee will be able to serve if elected. If any nominee is not able to serve, proxies may be voted in favor of the remainder of those nominated and may be voted for substitute nominees, if designated by the Board.

Trustee Qualifications

Set forth below is information concerning each of the nominees for trustee:

James L. Francis, 49, is our President and Chief Executive Officer and a Trustee, positions he has held since our formation. Prior to joining our company, Mr. Francis served as the President and Chief Executive Officer and a director of Highland Hospitality Corporation (“Highland”), positions that he held from Highland’s initial public offering (“IPO”) in December 2003 to its sale in July 2007. Following the sale of Highland, Mr. Francis served as a consultant to the affiliate of JER Partners that acquired Highland until September 2008. Since September 2008, until our formation, Mr. Francis was a private investor. From June 2002 until joining Highland in December 2003, Mr. Francis served as the Chief Operating Officer, Chief Financial Officer and Treasurer of Barceló Crestline Corporation, and served as Executive Vice President and Chief Financial Officer of Crestline Capital Corporation, prior to its acquisition by Barceló, from December 1998 to June 2002. Prior to the spin-off of Crestline Capital from Host Hotels & Resorts, Inc. (formerly Host Marriott Corporation), Mr. Francis held various finance and strategic planning positions with Host Marriott and Marriott International, Inc. From June 1997 to December 1998, Mr. Francis held the position of Assistant Treasurer and Vice President Corporate Finance for Host Marriott, where he was responsible for Host Marriott’s corporate finance function, business strategy and investor relations. Over a period of ten years, Mr. Francis served in various capacities with Marriott International’s lodging business, including Vice President of Finance for Marriott Lodging from 1995 to 1997; Brand Executive, Courtyard by Marriott from 1994 to 1995; Controller for Courtyard by Marriott and Fairfield Inn from 1993 to 1994; Director of Finance and Strategic Planning for Courtyard by Marriott and Fairfield Inn from 1991 to 1993; and Director of Hotel Development Finance from 1987 to 1991. Mr. Francis received his B.A. in Economics and Business from Western Maryland College and earned an M.B.A. in Finance and Accounting from Vanderbilt University. We believe Mr. Francis should serve on our Board as a result of his principal role in our founding and his extensive experience in the lodging industry.

Douglas W. Vicari, 51, is our Executive Vice President, Chief Financial Officer, Treasurer and a Trustee, positions he has held since our formation. Prior to joining our company, Mr. Vicari served as a principal with Paramount Hotel Group, a hotel owner, developer and operator, from January 2009 to June 2009. Previously, Mr. Vicari served as Executive Vice President and Chief Financial Officer of Highland from September 2003 until its sale in July 2007. Prior to joining Highland, Mr. Vicari served as Senior Vice President and Chief Financial Officer of Prime Hospitality Corp., a former NYSE-listed company acquired by an affiliate of The Blackstone Group in 2004, from August 1998 to July 2003, and also served on the board of directors of Prime Hospitality Corp. from May 1999 to July 2003. Prior to his appointment as Chief Financial Officer, he served as Vice President and Treasurer of Prime Hospitality Corp. from January 1991 to July 1998, and was an instrumental member of the management team that led the company out of bankruptcy in July 1992. From 1986 to 1991, Mr. Vicari was Director of Budgeting and Financial Planning for Prime Hospitality Corp, and was responsible for all budgeting, planning and forecasting. Prior to his tenure at Prime Hospitality Corp., Mr. Vicari held numerous management positions at Combustion Engineering (now ABB Brown Boveri) from 1981 to 1986. Mr. Vicari earned a B.S. in Accounting from the College of New Jersey and received his M.B.A. in Finance from Fairleigh Dickinson University. Mr. Vicari also currently serves on the board of directors and as the audit committee chairman for Thunderbird Resorts Inc. (Euronext: TBIRD), a publicly traded gaming and lodging company. We believe Mr. Vicari should serve on our Board due to his principal role in our founding and his experience as a CFO for other lodging REITs.

Thomas A. Natelli, 51, is the non-executive chairman of the Board of Trustees. Since 1987, Mr. Natelli has served as President and Chief Executive Officer of Natelli Communities, a privately held real estate investment and development company. Under Mr. Natelli’s leadership, the company has earned numerous awards, including the prestigious Urban Land Institute National Award of Excellence for Large Scale Communities, Washington Metro Area Environmental Developer of the Year and Suburban Maryland Builder of the Year. Mr. Natelli currently serves on the board of the School of Engineering at Duke University. Previously, Mr. Natelli served on the board of directors and was a member of the audit and nominating and corporate governance committees of Highland from its IPO until its sale in July 2007. In 2007, Mr. Natelli formed MargRock Entertainment, a music publishing and artist development and management services company, for which he currently serves as Principal. In 1999, Mr. Natelli co-founded eStara, Inc., a privately held technology company, for which he served as Chairman and Chief Executive Officer from its inception through its sale to Art Technology Group, Inc. in October 2006. From 1993 through 2003, Mr. Natelli served on the board of trustees of Suburban Hospital Healthcare System, after which he served as Chairman of the board of trustees and headed its executive committee until 2006. He also served on the board of directors of FBR National Bank and Trust, a wholly-owned affiliate of Friedman, Billings, Ramsey Group, Inc. Mr. Natelli is a past President of the Board of the Montgomery County Chamber of Commerce, and played a central role in creating the Montgomery Housing Partnership in 1989, a non-profit organization created to preserve and expand the supply of affordable housing in Montgomery County, Maryland. Mr. Natelli received a B.S. in Mechanical Engineering from Duke University in 1982. We believe Mr. Natelli should serve on our Board due to his extensive experience in the real estate industry, his entrepreneurial background and financial acumen.

Thomas D. Eckert, 63, is a trustee. Since 1997, Mr. Eckert has served as President and Chief Executive Officer of Capital Automotive Real Estate Services, Inc., or Capital Automotive, a privately owned real estate company that owns and manages net-leased real estate for automotive retailers. Mr. Eckert was one of Capital Automotive’s Founders and led its IPO in February 1998. Mr. Eckert also served as a trustee of Capital Automotive from its founding until December 2005, when it was taken private. From 1983 to 1997, Mr. Eckert was employed by Pulte Home Corporation, a U.S. homebuilder, serving most recently as President of Pulte’s Mid-Atlantic Region. Prior to working at Pulte, Mr. Eckert spent over seven years with the public accounting firm of Arthur Andersen LLP. Mr. Eckert is currently Chairman of the Board of The Munder Funds, a $7 billion mutual fund group, and a director and member of the audit, compensation and nominating and corporate governance committees of DuPont Fabros Technology, Inc., a publicly-traded owner, developer and manager of wholesale data centers. He is also a member of the board of The Potomac School, a K-12 private school, and the Wolf Trap Foundation. In addition, Mr. Eckert is a former director of the National Association of Real Estate Investment Trusts and Fieldstone Investment Corporation. Mr. Eckert received his undergraduate degree from the University of Michigan in 1970. We believe Mr. Eckert should serve on our Board due to his extensive experience in the real estate industry, including as a CEO of a publicly traded REIT.

John W. Hill, 56, is a trustee. Mr. Hill has been Chief Executive Officer of The Federal City Council, a not-for-profit, non-partisan organization dedicated to the improvement of Washington, DC, since 2004. Previously, Mr. Hill served on the board of directors and was a member of the audit and compensation committees of Highland from January 2006 until Highland’s sale in July 2007. From 2002 until 2004, Mr. Hill served as the Chief Executive Officer of In2Books, Inc. From 1999 until 2002, he was a partner with Andersen, LLP, where he was in charge of state and local consulting for North America. Previously, Mr. Hill also was a director of Marriott Corporation’s Internal Audit Division in charge of all financial and operational audits of the hotel division and has been an audit manager for Coopers & Lybrand and Price Waterhouse. Mr. Hill has served on the board and audit committee of Prestwick Pharmaceuticals Inc., a non-public company. Mr. Hill currently serves on the boards of several not-for-profit organizations, including the DC Public Library Board of Trustees, the DC Shakespeare Theatre Board, and the National Minority Aids Council. He formerly served on the boards of the DC Children and Youth Investment Trust and the Mayor’s Blue Ribbon Commission to Revitalize the DC Public Library. Mr. Hill earned a B.S. in Accounting from the University of Maryland, College Park in 1976 and passed the Maryland State CPA exam in 1977. We believe Mr. Hill should serve on our Board due to his long-standing leadership role with the Federal City Council and his extensive background in accounting and financial matters.

George F. McKenzie, 55, is a trustee. Since June 2007, Mr. McKenzie has served as President and Chief Executive Officer and a trustee of Washington Real Estate Investment Trust, or WRIT, a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington, DC metro region. Since joining WRIT in September 1996, Mr. McKenzie also served in other executive roles, including Executive Vice President, Real Estate and Chief Operating Officer. From 1985 to 1996, Mr. McKenzie served with the Prudential Realty Group, a subsidiary of Prudential Insurance Company of America, most recently as Vice President, Investment & Sales. From 1977 to 1985, Mr. McKenzie served as an officer in the U.S. Navy. He received a B.S. in Operations Analysis from the United States Naval Academy and an MBA in Finance from the University of Rhode Island. Mr. McKenzie is a member of the Economic Club of Washington, Urban Land Institute (ULI), and the National Association of Industrial & Office Properties (NAIOP). We believe Mr. McKenzie should serve on our Board due to his extensive experience in the real estate industry, including as a CEO of a publicly traded REIT.

Jeffrey D. Nuechterlein, 53, is a trustee. In 2000, Mr. Nuechterlein founded Isis Capital LLC, a venture capital and hedge fund based in Alexandria, Virginia, where he has served as Managing Partner since its formation. From 1997 until 2000, Mr. Nuechterlein served as Managing Director and Chief Investment Officer for pension fund investments at National Gypsum Company. From 1995 until 1996, Mr. Nuechterlein was Senior Counsel to the U.S. Trade Representative, and prior to that he served as outside legal counsel to several U.S. semiconductor and steel companies from 1992 until 1995. Mr. Nuechterlein also served as Special Assistant for Policy to the Governor of Virginia from 1990 until 1991, and was Counsel to the U.S. Senate’s Judiciary Subcommittee on Technology from 1989 until 1990. Among his non-profit activities, Mr. Nuechterlein is a Past President and a Trustee of The College Foundation at the University of Virginia, a Trustee of The Potomac School, a Trustee of the Classical American Homes Preservation Trust in New York and a member of the Council on Foreign Relations. Mr. Nuechterlein received his undergraduate and law degrees from the University of Virginia in 1979 and 1986, respectively, and his master’s and D. Phil. degrees from Oxford University. We believe Mr. Nuechterlein should serve on our Board due to his extensive investment experience and non-profit activities and his legal background.

Your Board of Trustees recommends that you vote “FOR” the election of each nominee named above.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Trustees has appointed Ernst & Young LLP, as the independent registered public accounting firm for the company for the year ending December 31, 2011.

Although we are not required to seek shareholder ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm, we are asking shareholders to do so because we believe that it is a good corporate governance practice. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP as the independent registered public accounting firm for Chesapeake Lodging Trust, but may determine to do so. Even if the appointment of Ernst & Young LLP is ratified by the shareholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of the company and its shareholders.

Representatives of Ernst & Young LLP, the independent registered public accounting firm for the company since its inception, will be in attendance at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so and to respond to any appropriate shareholder inquiries.

Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, particular services or categories of services have been pre-approved, subject to a specific budget. At least annually, the Audit Committee is required to review and approve the list of pre-approved services and the threshold estimates of cost of performance of each. Ernst & Young LLP is required to provide detailed information regarding any services to be performed and an estimate of the costs of performance before commencing any work. Under its pre-approval policy, the Audit Committee has delegated pre-approval authority for audit related or non-audit services not exceeding $100,000 to Mr. Eckert, one of its members. In determining whether a service may be provided pursuant to the pre-approval policy, consideration is given to whether the proposed service would impair the independence of Ernst & Young LLP or any other independent registered public accounting firm providing audit services to the company from time to time.

Fees Billed to the Company by Ernst & Young LLP for 2010 and 2009

The following table shows the fees billed to us by Ernst & Young LLP for audit and other services provided for 2010 and 2009:

	2010	2009
Audit Fees (a)	$254,039	$30,000
Audit-Related Fees (b)	297,799	—
Tax Fees (c)	2,750	—
All Other Fees (d)	—	—

Total	$554,588	$30,000

(a)	“Audit Fees” consist of fees and expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. Audit Fees include fees for professional services rendered in connection with quarterly and annual financial statements and fees and expenses related to the issuance of consents and comfort letters by Ernst & Young LLP related to our filings with the SEC.
(b)	“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees,” including fees for the audits of the company’s acquired hotels.
(c)	“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.
(d)	“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

Your Board of Trustees recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Audit Committee Report

The Audit Committee consists of three trustees, each of whom has been determined by the Board to meet the NYSE standards for independence and the SEC’s requirements for audit committee member independence. The Audit Committee operates under a charter adopted by the Board of Trustees. The Audit Committee’s charter may be found on the “Corporate Governance” page of the company’s website at www.chesapeakelodgingtrust.com.

The Audit Committee’s responsibilities include appointing the company’s independent registered public accounting firm, pre-approving audit and non-audit services provided by the firm, and assisting the Board in providing oversight to the company’s financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee meets with the company’s independent registered public accounting firm, internal audit firm and management to review accounting, auditing, internal controls and financial reporting matters.

It is not the Audit Committee’s responsibility to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete, accurate, and in accordance with generally accepted U.S. accounting principles and applicable laws, rules and regulations. Management is responsible for the company’s financial statements, including the estimates and judgments on which they are based, as well as the company’s internal controls, accounting policies, and the financial reporting process. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Trustees, in accordance with its charter. The independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and necessarily relies on the work and assurances of the company’s management and of the company’s independent registered public accounting firm.

In this context, the Audit Committee has met with management and Ernst & Young LLP, the company’s independent registered public accounting firm, and has reviewed and discussed with them the audited consolidated financial statements. Management represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented. The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plan for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the Company’s internal controls and the overall quality of the Company’s financial reporting.

The company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the applicable rules of the Public Company Accounting Oversight Board, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. In addition, the Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to the company and its affiliates is compatible with the firm’s independence.

Based on the foregoing and the Audit Committee’s discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Trustees, and the Board approved, that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the SEC.

THE AUDIT COMMITTEE

Thomas D. Eckert

Thomas A. Natelli

John W. Hill

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our compensation program for our named executive officers, Messrs. Francis, Vicari, Adams and Wootten, consists of four key elements:

•	Cash compensation, in the form of base salaries and annual cash bonus awards;

•

Long-term incentives, in the form of restricted share awards that vest over time and, for Messrs. Francis and Vicari, additional awards that vest only upon achievement of specified performance objectives;

•	Health and welfare benefits and perquisites; and

•	Severance arrangements under the executives’ employment agreements.

During 2010, we paid base salaries and made grants of awards under our Equity Plan to our named executive officers in accordance with their employment agreements. The awards under our Equity Plan were granted to provide a retention element to such individuals’ compensation and, in certain cases, to recognize such individuals’ efforts on our behalf in connection with our formation and our IPO. We also have awarded cash bonuses to our named executive officers in respect of our financial accomplishments and their performance during the year.

Elements of named executive officer compensation

The following is a summary of the elements of and amounts paid under our employment agreements and compensation plans for 2010, as well as the elements of our compensation plans for 2011.

Annual base salary. Base salary is designed to compensate our named executive officers at a fixed level of compensation that serves as a retention tool throughout the executive’s career. The initial base salaries of Messrs. Francis, Vicari and Adams were determined prior to completion of our IPO by Messrs. Francis and Vicari in negotiations with the underwriters of our IPO, who sought to create a compensation system that was competitive with other lodging REITs, although no formal benchmark was used. The base salary of Mr. Wootten was determined by our Compensation Committee upon the recommendation of Messrs. Francis and Vicari in connection with Mr. Wootten’s appointment in February 2010.

Under their employment agreements, Messrs. Francis, Vicari, Adams and Wootten are entitled to receive annual base salaries at minimum annual rates of $700,000, $475,000, $275,000 and $230,000, respectively, payable in approximately equal semi-monthly installments. Base salary amounts paid to Mr. Adams for 2010 were pro-rated from the date of completion of our IPO in January 2010 and, for Mr. Wootten, were pro-rated from the date of his hire in February 2010. Messrs. Francis and Vicari did not commence receiving their salaries until March 2010 pursuant to the terms of salary deferral arrangements that we entered into with them in connection with the IPO, and accordingly all base salaries paid to them in 2010 were pro-rated from March 2010.

Pursuant to the terms of the employment agreements, the Compensation Committee is permitted to annually review the base salary of each named executive officer to determine whether an increase in each named executive officer’s salary is necessary or appropriate. In determining whether to increase base salaries, the Compensation Committee may consider a variety of factors, including each executive’s role and responsibility, unique skills, future potential with our company, salary levels for similar positions in our target market, internal pay equity and such other factors as the Compensation Committee may determine to be relevant. Based upon its review of these factors, the Compensation Committee determined in January 2011 that the base salaries of our named executive officers remained fair. Accordingly, the 2011 base salaries for our named executive officers will be paid at the annual rates set in 2010.

Annual cash bonus. Annual cash bonuses are designed to provide incentives to our named executive officers at a variable level of compensation based on such individual’s performance, as well as the overall performance of the company. In connection with our annual cash bonus program, our Compensation Committee determines annual performance criteria that are flexible and that change with the needs of our business. Each year, our annual cash bonus plan will be designed to reward the achievement of specific, pre-established financial and operational objectives.

For 2010, our cash bonus plan was created and proposed by Messrs. Francis and Vicari based on their assessment of our most important business objectives. The final terms of the 2010 cash bonus plan were approved by our Compensation Committee on June 1, 2010. As more fully described below, annual cash bonuses were based 37.5% on our success in achieving a company-wide objective of capital deployment (as described below), 37.5% on our success in achieving targeted levels of overall Hotel EBITDA (as described below) and 25% on each executive’s success in achieving individually designed performance objectives. The following table depicts the aggregate amount of cash bonus that each named executive officer was eligible to receive in 2010 based upon the executive’s and the company’s maximum performance under each component of the bonus criteria, as well as the actual amount of cash bonus that each named executive officer received in 2010.

Maximum v. Actual 2010 Cash Bonuses (in dollars)

Executive Officer	Maximum Attainable Cash Bonus	Actual Cash Bonus Paid
James L. Francis	$1,050,000	$999,963
Douglas W. Vicari	$593,750	$559,796
D. Rick Adams	$206,250	$196,421
Graham J. Wootten	$172,500	$164,280

Capital deployment (Weight: 37.5%): The capital deployment element of our 2010 cash bonus plan was designed to reward our named executive officers for their efforts in growing our portfolio of hotel properties as quickly as prudently possible. For these purposes, capital deployment was defined as the sum of (1) the aggregate purchase price for each hotel property acquired, or committed to be acquired through the entry into a definitive purchase agreement, in 2010, inclusive of all legal, audit and transfer fees and other acquisition-related costs and expenses, and (2) the projected company-funded capital expenditures for the first year of ownership for each hotel acquired, or committed to be acquired through the entry into a definitive purchase agreement, in 2010. The Compensation Committee set the threshold level of capital deployment at $200 million, the target level of capital deployment at $275 million and the maximum level of capital deployment at $350 million.

In 2010, we deployed a total of $465.5 million of capital, which exceeded the maximum level established by our Compensation Committee by approximately $115.5 million. Consequently, each of our named executive officers was paid the maximum bonus amount payable under the capital deployment metric of the 2010 cash bonus plan. No additional bonus was paid for performance above the maximum level.

Hotel EBITDA (Weight: 37.5%) In addition to growth, the Compensation Committee believed that a significant indicator of our success in 2010 would be the aggregate earnings before interest, income taxes, and depreciation and amortization, or EBITDA, generated by our hotel properties. Accordingly, the Compensation Committee determined that 37.5% of the overall 2010 bonus for each executive officer was to be based upon actual 2010 Hotel EBITDA, compared to 2010 Hotel EBITDA determined for each hotel acquisition and included in our hotel underwriting delivered to the Board of Trustees in connection with its determination to acquire the hotel. For these purposes, Hotel EBITDA generally equates to total revenue less total hotel operating expenses, as such items are reported on our consolidated statement of operations. By focusing on the actual Hotel EBITDA generated for 2010 as compared to the underwritten levels of Hotel EBITDA for our properties, the Compensation Committee sought to align the interests of our named executive officers with those of our shareholders by providing each officer with incentives to ensure that the properties acquired were operated by their respective managers in a way that maximized their operating results.

Under this metric, the actual amount paid to each named executive officer was based upon achievement of threshold, target and maximum amounts set at 90%, 100% and 110% of our underwritten Hotel EBITDA. In 2010, our actual Hotel EBITDA was 106.2% of our underwritten amount. Consequently, amounts paid to our named executive officers under the Hotel EBITDA metric were interpolated between the target and maximum payout levels.

Individual performance goals (Weight: 25%): In addition to company-wide performance goals, the Compensation Committee believed that individual performance goals relative to pre-determined objectives should play a role in the bonus payable to each executive officer. Accordingly, the Compensation Committee determined that 25% of the overall bonus for each executive officer in 2010 was to be based upon such individual performance goals. No executive officer was guaranteed an award under the individual performance criteria of the 2010 cash bonus plan, and the size of the bonus payable as a result of achievement of the individual performance criteria was to be determined in the full discretion of the Compensation Committee, subject only to certain maximum payment limitations.

The Compensation Committee considered the following accomplishments by the company and the named executive officers in 2010 in reaching its decision on the amounts to be paid pursuant to the individual bonus criteria of the 2010 cash bonus plan:

•	the executive officers’ respective roles in facilitating the company’s successful IPO in a difficult market and challenging economic climate;

•

the executive officers’ respective roles in facilitating the company’s successful follow-on public offering in October 2010, which resulted in net proceeds of approximately $140.4 million to the company;

•

the development and implementation of all systems required for the operation of a public company, including a technology platform, finance and treasury systems, accounting and reporting systems and internal control systems;

•	the development of a high-caliber management team and staff, particularly in the areas of finance and accounting, acquisitions and asset management;

•	the executive officers’ respective roles in facilitating the company’s negotiation and closing on a $115 million revolving credit facility and $60 million term loan; and

•	the company’s reputation in the acquisitions market and the development of a strong pipeline of potential hotel acquisitions.

Based on the foregoing, the Compensation Committee awarded each of the named executive officers the maximum payable amount under the individual performance criteria of the 2010 cash bonus plan. The Compensation Committee did not rely on any one particular objective or formula in determining appropriate short-term incentives, but rather on what the Compensation Committee considered to be value-added quantitative and qualitative goals in furtherance of our compensation principles.

The following table depicts the actual amount paid to each named executive officer under each criteria of the 2010 cash bonus plan and the percentage of the maximum payable amount under each element to which such payment relates:

Executive Officer	Capital Deployment (% of maximum level attainable)	Hotel EBITDA (% of maximum level attainable)	Individual Performance (% of maximum level attainable)
James L. Francis	$393,750	$343,713	$262,500
	(100%)	(87.3%)	(100%)
Douglas W. Vicari	$222,656	$188,702	$148,438
	(100%)	(84.8%)	(100%)
D. Rick Adams	$77,344	$67,515	$51,562
	(100%)	(87.3%)	(100%)
Graham J. Wootten	$64,688	$56,468	$43,124
	(100%)	(87.3%)	(100%)

2011 cash bonus plan. On January 31, 2011, the Compensation Committee considered and approved the 2011 cash bonus plan substantially as proposed by Messrs. Francis and Vicari. The Compensation Committee determined that the company’s business objectives for 2011 are substantially similar to those of 2010. As such, the structure of the 2011 cash bonus plan is identical to that of the 2010 cash bonus plan, and again weighted 37.5% on the company’s success in achieving a company-wide objective of capital deployment, 37.5% on the company’s success in achieving targeted levels of overall Hotel EBITDA and 25% on each executive’s success in achieving individually designed performance objectives. No changes were made to the definitions or method of evaluating performance under each component.

The Compensation Committee set the threshold level of capital deployment at $200 million, the target level of capital deployment at $350 million and the maximum level of capital deployment at $500 million. Due to their strategic significance, the company believes that disclosing the actual numerical target ranges for underwritten 2011 Hotel EBITDA would result in competitive harm to the company. The underwritten levels of Hotel EBITDA reflect levels of operating performance that take into account management’s expectations of the lodging industry at the time of each hotel acquisition and give effect to management’s growth projections for each acquired asset. Achieving these forecasted results will require the company to work closely with each hotel’s management company to operate the hotels efficiently. Nevertheless, the Compensation Committee considers these goals to be challenging, but achievable. In addition, the Compensation Committee has established individual performance goals for each of our named executive officers, which include, where appropriate, operational goals for the company and the respective functions over which each executive has operational or overall responsibility, monitoring and expanding internal programs in support of the company’s strategic plan, monitoring the company’s hotel portfolio to ensure that each hotel is efficiently operated and managed, exploiting renovation, repositioning and rebranding opportunities with respect to each hotel, maintaining and expanding investor and industry relationships, undertaking leadership initiatives and other significant qualitative objectives.

Equity awards. We have provided, and expect to provide in the future, awards pursuant to our Equity Plan. In connection with our IPO, we made grants of time-based restricted shares to each of Messrs. Francis, Vicari and Adams, and also made grants of performance-based restricted shares to Messrs. Francis and Vicari. The number of shares granted, and the type of award made, were determined prior to completion of our IPO by Messrs. Francis and Vicari in negotiations with the underwriters of our IPO, who sought to create a compensation system that was competitive with other lodging REITs, although no formal benchmarking was used. Mr. Wootten received a grant of time-based restricted shares that was approved by our Compensation Committee at the time of his appointment in February 2010. The time-based awards were designed to foster equity ownership by our named executive officers in our company, and align their interests with those of our shareholders. The performance-based awards made to Messrs. Francis and Vicari were designed to provide these key executives, who will be primarily responsible for our growth and operations, with incentives to focus on long-term goals and enhancing shareholder value. Because the company failed to attain the performance-based metrics in 2010, none of the performance-based awards vested in 2010. Further information about grants made to our named executive officers in 2010 is set forth below under “– Grants of plan-based awards” and “– Narrative discussion of grants of plan-based awards.”

On January 31, 2011, our Compensation Committee approved the issuance of additional equity awards to our named executive officers and certain other employees. The 2011 awards are intended to complete the IPO process from an equity incentive perspective and are therefore designed to provide additional motivation and retention elements to our compensation structure in recognition that our equity market capitalization has nearly doubled since our IPO. Messrs. Francis, Vicari, Adams and Wootten were issued 70,000, 47,000, 16,000 and 10,000 time-based restricted common shares, respectively, which will vest one-half per year beginning on the second anniversary of the completion of the IPO, assuming the executive remains employed by the company on such anniversary date. In addition, Messrs. Francis and Vicari were issued an additional 15,500 and 10,000 performance-based restricted common shares, respectively, of which one-half will be eligible for vesting each year in accordance with the terms set forth below with respect to the performance-based awards issued in 2010. An additional 13,000 time-based restricted common shares were issued to certain other employees of the company, and such shares will vest one-half per year beginning on the second anniversary of the completion of the IPO, assuming the employee remains employed by the company on such anniversary date.

In determining future equity awards, our Compensation Committee will take into account, among other things, the company’s overall financial performance, the contributions of each of our named executive officers, the long-term equity incentive compensation of officers in similar positions in our target market, internal pay equity and such other factors as the Compensation Committee may determine to be relevant.

Retirement savings opportunities. All eligible employees are able to participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Under the 401(k) Plan, employees are eligible to defer a portion of their salary, and we, at our discretion, may make a matching contribution and/or a profit sharing contribution. We currently do not provide an option for our employees to invest in our common shares through the 401(k) plan.

Health and welfare benefits. We provide a competitive benefits package to all full-time employees, which includes health and welfare benefits, such as medical, dental, disability insurance and life insurance benefits. The plans under which these benefits are offered do not discriminate in scope, terms or operation in favor of officers and trustees and are available to all full-time employees. Messrs. Francis and Vicari also receive certain perquisites, as described more fully under “– Employment agreements.”

Post-termination pay. As described more fully under “– Employment agreements,” we have entered into employment contracts with each of our named executive officers that provide the officers with compensation if they are terminated without cause, they leave the company with good reason or their employment terminates in some circumstances following a change in control. We believe these common protections promote our ability to attract and retain management and assure us that our executive officers will continue to be dedicated and available to provide objective advice and counsel notwithstanding the possibility, threat or occurrence of a change in their circumstances or in the control of our company.

Impact of compensation practices on risk management

The capital deployment element of our cash bonus plan is designed to reward our named executive officers for their efforts in growing our portfolio of hotel properties as quickly as prudently possible. In creating this element of the bonus plan, our senior management team, Board of Trustees and Compensation Committee recognized that there is a risk that this element may provide our named executive officers and other employees who participate in the plan with incentives to make acquisitions of hotel properties that may not be in our shareholders’ best interests over the long term, if only to ensure that these officers receive the maximum bonus amounts tied to that element of the plan. We believe, however, that this risk was, and will continue to be, mitigated, if not entirely eliminated, by a number of factors, including:

•

Our investment process results in production of significant amounts of financial and other information about each targeted property, and requires our Board of Trustees to approve all acquisitions before they are made;

•

The value of the equity owned by our named executive officers, including the time-based and performance-based restricted shares granted to them, more than offsets the maximum amount of cash bonuses that may be paid to them under this component of the cash bonus plan; and

•

The equally-weighted component of the cash bonus plan focusing on the actual Hotel EBITDA generated for the fiscal year as compared to the underwritten levels of Hotel EBITDA for our properties further aligns the interests of our management team with those of our shareholders by providing management with incentives to ensure that the properties acquired are operated by their respective managers in a way that maximizes their operating results.

Tax considerations

Section 162(m) of the Internal Revenue Code may limit the deductibility on our tax return of compensation over $1 million to any of our named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our shareholders, such as our Equity Plan. The base salaries and any amounts payable to our named executive officers under our 2010 bonus plan will not qualify under these criteria. We may award non-deductible compensation in certain circumstances as we deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations and rulings issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) does or will in fact do so. For 2010, some compensation paid to the named executive officers may not be deductible under Section 162(m).

If Section 162(m) were determined to be applicable to the compensation paid to our named executive officers, our net income would be higher and amounts required to be distributed by us to comply with the REIT qualification requirements and eliminate our U.S. federal income tax liability at the REIT level also would be higher. Our Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m).

Report of the Compensation Committee

The Compensation Committee of the Board of Trustees of Chesapeake Lodging Trust has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K of Chesapeake Lodging Trust for the year ended December 31, 2010. This report is provided by the following independent trustees, who comprise the Compensation Committee:

THE COMPENSATION COMMITTEE

John W. Hill

Thomas A. Natelli

Thomas D. Eckert

Summary Compensation Table

The following table sets forth the annual base salary and other compensation paid to our named executive officers in 2010. None of our named executive officers received any compensation from us in 2009.

Name and Principal Position	Salary($)(1)	Bonus($)	Share Awards($)	Non-Equity Incentive Plan Compensation($)	All Other Compensation($)(2)	Total($)
James L. Francis	$551,849	$262,500	$2,190,167	$737,463	$22,065	$3,764,044
President and CEO

Douglas W. Vicari	$374,469	$148,438	$1,455,437	$411,358	$4,815	$2,394,517
EVP, CFO and Treasurer

D. Rick Adams	$255,850	$51,562	$481,865	$144,859	$2,815	$936,951
Senior Vice President and Chief Investment Officer

Graham J. Wootten	$206,291	$43,124	$504,608	$121,156	$2,365	$877,544
Senior Vice President, Chief Accounting Officer and Secretary

(1)	Base salary amounts paid to Mr. Adams for 2010 were pro-rated from the date of completion of our IPO in January 2010 and, for Mr. Wootten, were pro-rated from the date of his hire in February 2010. Messrs. Francis and Vicari did not commence receiving their salaries until March 2010 pursuant to the terms of salary deferral arrangements that we entered into with them in connection with the IPO, and accordingly all base salaries paid to them in 2010 were pro-rated from March 2010.
(2)	Amounts for 2010 reported in this column include (i) $15,000 paid to Mr. Francis pursuant to his employment agreement for reimbursement of certain financial planning services; (ii) matching contributions to the 401(k) accounts of Messrs. Francis, Vicari, Adams and Wootten of $7,000, $4,750, $2,750 and $2,300, respectively; and (iii) life insurance premiums paid by the company since March 2010.

Grants of Plan-Based Awards

The following table sets forth the grants of restricted common shares made to each of our named executive officers in 2010 under our Equity Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(7)			All Other Stock Awards: Number of Shares of Stock or Units (#)(7)		Grant Date Fair Value of Stock and Option Awards
		Threshold (#)	Target (#)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)
James L. Francis	01/27/10	$131,250	$525,000	$787,500	13,934	—	23,224	96,935	(3)	$2,190,167	(6)

Douglas W. Vicari	01/27/10	$62,344	$267,188	$445,312	9,088	—	15,146	64,623	(3)	$1,455,437	(6)

D. Rick Adams	01/27/10	$25,781	$103,126	$154,688	—	—	—	25,243	(4)	$481,865	(6)
	02/16/10

Graham J. Wootten	02/16/10	$21,563	$86,250	$129,376	—	—	—	25,243	(5)	$504,608	(6)

(1)	Represents amounts payable under our 2010 cash bonus plan. For actual amounts paid to each named executive officer under our 2010 cash bonus plan, see “– Compensation discussion and analysis – Elements of named executive officer compensation – Annual cash bonus” and “– Summary Compensation Table.”
(2)

Represents performance share awards issued upon completion of the IPO. In accordance with the executive’s award agreement, the number of shares initially granted was increased ratably as a result of the partial exercise by the underwriters of the IPO of their overallotment option in February 2010. These awards will vest upon our achievement of specified performance metrics. The company did not achieve any of the performance goals in 2010, and therefore none of the performance-based awards vested in 2010. See “– Narrative discussion of grants of plan-based awards.”

(3)	Represents common shares issued upon completion of the IPO. In accordance with the executive’s award agreement, the number of shares initially granted was increased ratably as a result of the partial exercise by the underwriters of the IPO of their overallotment option in February 2010. These awards vest ratably in annual installments over a three-year period, which commenced on the closing of the IPO. Accordingly, with respect to Mr. Francis, 32,311 of such shares vested during 2011 and 64,624 of such shares remain subject to vesting, and with respect to Mr. Vicari, 21,541 of such shares vested during 2011 and 43,082 of such shares remain subject to vesting. See “– Narrative discussion of grants of plan-based awards.”
(4)	Represents (i) 22,719 common shares issued upon completion of the IPO, which vest ratably over a three-year period that commenced on the closing of the IPO and (ii) 2,524 common shares issued on February 16, 2010, which vest ratably over a three-year period, which commenced on February 16, 2010. Accordingly, 8,414 of such shares vested during 2011 and 16,829 remain subject to vesting. In accordance with Mr. Adams’ award agreements, the number of shares initially granted were increased ratably as a result of the partial exercise by the underwriters of the IPO of their overallotment option in February 2010. See “– Narrative discussion of grants of plan-based awards.”
(5)	Represents common shares issued to Mr. Wootten in connection with his appointment as an executive officer of the company. In accordance with Mr. Wootten’s award agreement, the number of shares initially granted was increased ratably as a result of the partial exercise by the underwriters of the IPO of their overallotment option in February 2010. These awards vest ratably over a three-year period, which commenced on February 16, 2010. Accordingly, 8,414 of such shares vested during 2011 and 16,829 remain subject to vesting. See “– Narrative discussion of grants of plan-based awards.”
(6)	Represents the estimated grant date fair value of the common shares and performance share awards.
(7)	On January 31, 2011, the Compensation Committee issued (i) 70,000, 47,000, 16,000 and 10,000 time-based restricted common shares to Messrs. Francis, Vicari, Adams and Wootten, respectively, which will vest one-half per year beginning on the second anniversary of the completion of our IPO, assuming the executive remains employed by the company on such anniversary date; and (ii) 15,500 and 10,000 performance-based restricted common shares to Messrs. Francis and Vicari, respectively, of which one-half will be eligible for vesting each year in accordance with the terms set forth below in “– Narrative discussion of grants of plan-based awards” with respect to the performance-based awards issued in 2010. The amounts set forth in this column do not include the grants made on January 31, 2011.

Narrative Discussion of Grants of Plan-Based Awards

In addition to base salary, annual bonus and non-equity incentive compensation, our named executive officers are entitled to receive long term equity incentive compensation designed to provide additional motivation and retention elements to our compensation structure. Upon completion of the IPO, each of Messrs. Francis, Vicari and Adams was granted a number of restricted common shares subject to time-based or performance-based vesting requirements. On February 16, 2010, Mr. Wootten and Mr. Adams were granted 25,000 and 2,500 timed-based restricted common shares, respectively, reflecting Mr. Wootten’s initial award upon assuming his officer role and an additional award to Mr. Adams reflecting internal pay equity considerations. In accordance with each executive’s award agreement, the number of shares initially granted to each executive was increased ratably as a result of the partial exercise by the underwriters of the IPO of their overallotment option in February 2010. The time-based shares vest one-third per year beginning on the first anniversary of the grant date, assuming the executive remains employed by the company on such anniversary. Of the performance-based shares, one-third of such shares are eligible for vesting at the conclusion of each of 2010, 2011 and 2012.

The actual number of performance shares that vest in a particular year is determined by our success in attaining or exceeding performance goals linked to relative total shareholder return, or RTSR, measured at year-end for each year of the performance period, by comparing our annual total shareholder return to the total return (on a comparable basis) of the SNL US REIT Hotel Index prepared by SNL Financial LC.

For this purpose, we use the following formula to calculate our total shareholder returns, or TSR, for a given year:

Annual TSR =	(December 31 closing share price * Adjusted share count) - Closing share price on December 31 of prior year
Closing share price on December 31 of prior year

For 2010, the term “closing share price on December 31 of prior year” was deemed to equal $20.00. The term “adjusted share count” means one share plus the number of shares received in connection with the assumed reinvestment of all dividends paid during the period at the closing price of our common shares on the ex-dividend date for each such dividend.

If the total return for the index is positive for any year, the performance shares will vest only if our TSR for that year equals or exceeds 75% of the total return produced by the index, in which case vesting will occur as follows:

•	If our TSR for the year equals 75% of the total return produced by the index, 60% of the performance shares subject to vesting for that year will vest.

•	If our TSR equals or exceeds the total return produced by the index, 100% of the performance shares subject to vesting for that year will vest.

•	If our TSR is between 75% and 100% of the total return produced by the index, the number of performance shares that will vest for that year will be interpolated ratably between 60% and 100%.

If the total return for the index is negative for any year, performance shares will vest for that year if our TSR exceeds the index’s total return, in which case 100% of the performance shares subject to vesting for that year will vest.

Based on TSR performance for 2010, none of the performance-based shares eligible for vesting in 2010 vested.

Although the performance goal was not met in 2010, Messrs. Francis and Vicari may still earn a payout of performance shares for such period, or any other period in which performance goals are not met, if we achieve a level of RTSR over the entire performance period from January 27, 2010 through December 31, 2012 that exceeds specified levels described below. Use of this measure is designed to provide Messrs. Francis and Vicari with a continued incentive and an ability to earn a payout if we perform well in TSR compared to the total return of the index over the entire performance period, yet are unable to attain the RTSR metric in a given year. Our cumulative TSR over the entire performance period for this purpose will be computed as follows:

Cumulative TSR =	(December 31, 2012 closing share price * Adjusted share count) - $20.00
$20.00

If the cumulative total return for the index is positive for the period, the previously unvested performance shares for 2010 or any other year in which performance goals are not met, will vest only if our cumulative TSR equals or exceeds 75% of the cumulative total returns produced by the index for the performance period, in which case vesting will occur as follows:

•	If our cumulative TSR equals 75% of the cumulative total return produced by the index, 60% of the previously unvested performance shares will vest.

•	If our cumulative TSR equals or exceeds the cumulative total return produced by the index, 100% of the previously unvested performance shares will vest.

•

If our cumulative TSR is between 75% and 100% of the cumulative total return produced by the index, the number of previously unvested performance shares that will vest will be interpolated ratably between 60% and 100%.

If the cumulative total return produced by the index is negative for the entire performance period, the previously unvested performance shares will vest if our cumulative TSR exceeds the index’s cumulative total return, in which case 100% of the previously unvested performance shares will vest.

Notwithstanding the vesting requirements discussed above, all long-term equity incentive compensation awards will vest upon the death or disability of the executive officer or, for awards other than share options that are not intended to qualify as performance based awards under Section 162(m) of the Internal Revenue Code, if the executive officer’s employment is terminated by us without cause, or if there is a change in control and the executive officer resigns for good reason or is terminated without cause within 12 months of such change in control.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards held by our named executive officers as of December 31, 2010.

Outstanding Equity Awards at Fiscal Year End

Name	Number of Common Shares That Have Not Vested(1)		Market Value of Shares That Have Not Vested	Number of Unearned Shares That Have Not Vested(2)	Market or Payout Value of Unearned Shares That Have Not Vested
James L. Francis	96,935	(3)	$1,823,347	23,224	$436,843
Douglas W. Vicari	64,623	(3)	$1,215,559	15,146	$284,896
D. Rick Adams	25,243	(4)	$474,821	—	$—
Graham J. Wootten	25,243	(5)	$474,821	—	$—

(1)	On January 31, 2011, the Compensation Committee issued 70,000, 47,000, 16,000 and 10,000 time-based restricted common shares to Messrs. Francis, Vicari, Adams and Wootten, respectively, which will vest one-half per year beginning on the second anniversary of the completion of our IPO, assuming the executive remains employed by the company on such anniversary date. The amounts set forth in this column do not include the grants made on January 31, 2011.
(2)	On January 31, 2011, the Compensation Committee issued 15,500 and 10,000 performance-based restricted common shares to Messrs. Francis and Vicari, respectively, of which one-half will be eligible for vesting each year in accordance with the terms set forth above in “– Narrative discussion of grants of plan-based awards” with respect to the performance-based awards issued in 2010. The amounts set forth in this column do not include the grants made on January 31, 2011.
(3)	Represents common shares issued upon completion of the IPO. In accordance with the executive’s award agreement, the number of shares initially granted was increased ratably as a result of the partial exercise by the underwriters of the IPO of their overallotment option in February 2010. These awards vest ratably in annual installments over a three-year period, which commenced on the closing of the IPO. Accordingly, with respect to Mr. Francis, 32,311 of such shares vested during 2011 and 64,624 of such shares remain subject to vesting and with respect to Mr. Vicari, 21,541 of such shares vested during 2011 and 43,082 of such shares remain subject to vesting. See “– Narrative discussion of grants of plan-based awards.”
(4)	Represents (i) 22,719 common shares issued upon completion of the IPO, which vest ratably over a three-year period that commenced on the closing of the IPO and (ii) 2,524 common shares issued on February 16, 2010, which vest ratably over a three-year period, which commenced on February 16, 2010. Accordingly, 8,414 of such shares vested during 2011 and 16,829 remain subject to vesting. In accordance with Mr. Adams’ award agreements, the number of shares initially granted were increased ratably as a result of the partial exercise by the underwriters of the IPO of their overallotment option in February 2010. See “– Narrative discussion of grants of plan-based awards.”
(5)	Represents common shares issued to Mr. Wootten in connection with his appointment as an executive officer of the company. In accordance with Mr. Wootten’s award agreement, the number of shares initially granted was increased ratably as a result of the partial exercise by the underwriters of the IPO of their overallotment option in February 2010. These awards vest ratably over a three-year period, which commenced on February 16, 2010. Accordingly, 8,414 of such shares vested during 2011 and 16,829 remain subject to vesting. See “– Narrative discussion of grants of plan-based awards.”

Option Exercises and Shares Vested

The company did not grant any option awards in 2010. Restricted share awards were issued to the named executive officers in 2010, however none of such awards vested in 2010.

Employment Agreements

We have entered into employment agreements with Messrs. Francis, Vicari, Adams and Wootten that provide for an annual base salary of $700,000 for Mr. Francis, $475,000 for Mr. Vicari, $275,000 for Mr. Adams, and $230,000 for Mr. Wootten, payable in approximately equal semi-monthly installments. Pursuant to the terms of a salary deferral arrangement, Messrs. Francis and Vicari did not commence receiving their base salaries until March 2010. In addition, the employment agreements provide these individuals with severance benefits if their employment ends under certain circumstances. We believe that the agreements benefit us by helping to retain the executives and by allowing them to focus on their duties without the distraction of the concern for their personal situations in the event of a possible change in control of our company.

The agreements have an initial term of three years for Messrs. Francis and Vicari and an initial term of two years for Messrs. Adams and Wootten, beginning on January 27, 2010, except with respect to Mr. Wootten, whose employment commenced on February 16, 2010. Thereafter, the term of the agreements will be extended for an additional year on each anniversary of the effective date of the commencement of employment, unless either party gives 90 days’ prior notice that the term will not be extended.

Each of these executives is entitled to receive benefits under the agreements if (1) we terminate the executive’s employment without cause, or (2) if there is a change in control during the term of the agreements and the executive resigns for good reason or is terminated without cause within 12 months following such change in control. Under these scenarios, each of the executives is entitled to receive (1) any accrued but unpaid salary and bonuses (including incentive compensation), (2) reimbursement for any outstanding reasonable business expense, (3) vesting as of the executive’s last day of employment of any unvested options or restricted shares previously issued to the executive, (4) continued life and health insurance as described below, and (5) a severance payment calculated as described below.

If we terminate the executive without cause the severance payment is equal to two times in the case of Messrs. Francis and Vicari, or one times in the case of Messrs. Adams and Wootten, current salary plus two times in the case of Messrs. Francis and Vicari, or one times in the case of Messrs. Adams and Wootten, the greater of (1) the average of all bonuses paid to them during the preceding 36 months (or the period of the executive’s employment if shorter) and (2) the most recent bonus paid to the executive. In addition, the executive is eligible to receive payment of life and health insurance coverage for a period of 24 months for Messrs. Francis and Vicari, and 12 months for Messrs. Adams and Wootten, following such executive’s termination of employment.

If there is a change of control during the term of the agreements and within 12 months following a change in control, we terminate the executive without cause or he resigns for good reason, the severance payment is equal to three times in the case of Messrs. Francis and Vicari, or two times in the case of Messrs. Adams and Wootten, current salary plus three times in the case of Messrs. Francis and Vicari, or two times in the case of Messrs. Adams and Wootten, the greater of (1) the average of all bonuses paid to the executive during the preceding 36 months (or the period of the executive’s employment if shorter) and (2) the most recent bonus paid to the executive. In addition, in the event of a termination or resignation following a change in control as described above, the executive will be eligible to receive payment of life and health insurance coverage for a period of 36 months for Messrs. Francis and Vicari, and 24 months for Messrs. Adams and Wootten, following termination of employment, and payments to compensate the executive for additional taxes, if any, imposed under Section 4999 of the Internal Revenue Code for receipt of excess parachute payments.

In addition, the employment agreements for Messrs. Francis and Vicari provide up to $10,000 annually for a comprehensive physical and medical examination and up to $15,000 annually for financial planning services. These benefits will not continue beyond termination of the agreements.

The employment agreements contain customary non-competition and non-solicitation covenants that apply during the term and for one year after the term of each executive’s employment with our company.

The following table indicates the cash amounts, accelerated vesting and other payments and benefits that the named executive officers would be entitled to receive under various circumstances pursuant to the terms of the Equity Plan, the grant agreements made under the Equity Plan and their respective employment agreements. The table assumes that termination of the named executive officer from the company under the scenario shown occurred on December 31, 2010.

	Cash Severance Payment	Life/Health Insurance Benefits(4)	Acceleration of Equity Awards(5)	Excise Tax Gross-Up	Total Termination Benefits
James L. Francis(1)(2)
Involuntary termination without cause(3)	$3,399,926	$37,312	$2,260,190	—	$5,697,428
Voluntary termination or involuntary termination with cause	—	—	—	—	—
Involuntary or good reason termination in connection with change in control(3)	$5,099,889	$55,968	$2,260,190	$2,786,430	$10,202,477
Death or disability	—	—	$2,260,190	—	$2,260,190
Douglas W. Vicari(1)(2)(6)
Involuntary termination without cause(3)	$2,069,592	$156	$1,500,455	—	$3,570,203
Voluntary termination or involuntary termination with cause	—	—	—	—	—
Involuntary or good reason termination in connection with change in control(3)	$3,104,388	$234	$1,500,455	$1,813,403	$6,418,480
Death or disability	—	—	$1,500,455	—	$1,500,455
D. Rick Adams(1)(2)
Involuntary termination without cause(3)	$471,421	$18,656	$474,821	—	$964,898
Voluntary termination or involuntary termination with cause	—	—	—	—	—
Involuntary or good reason termination in connection with change in control(3)	$942,842	$37,312	$474,821	$408,891	$1,863,866
Death or disability	—	—	$474,821	—	$474,821
Graham J. Wootten(1)(2)
Involuntary termination without cause(3)	$394,280	$6,643	$474,821	—	$875,744
Voluntary termination or involuntary termination with cause	—	—	—	—	—
Involuntary or good reason termination in connection with change in control(3)	$788,560	$13,286	$474,821	—	$1,276,667
Death or disability	—	—	$474,821	—	$474,421

(1)	The amounts shown in this table do not include accrued salary, earned but unpaid bonuses or reimbursement of reasonable business expenses. Those amounts are payable to the executive officer upon any termination of his employment, including an involuntary termination with cause and a resignation without good reason.
(2)	A termination of this executive officer’s employment due to death or disability entitles this executive officer to benefits under our life insurance and disability insurance plans. In addition, restricted common shares immediately vest upon this executive officer’s termination of employment due to death or disability.
(3)	Amounts in this row are calculated in accordance with provisions of the applicable employment agreement as disclosed above.
(4)	The amounts shown in this column are estimates of the cash payments to be made under the applicable employment agreement based on the annual premiums to be paid by the company for health care and life insurance benefits expected to be provided to each executive officer.
(5)	For purposes of this table, the market value per restricted common share is assumed to be $18.81, the closing market price per common share at the end of the last completed fiscal year, December 31, 2010.
(6)	Mr. Vicari does not participate in the company’s health insurance plan.

Non-Officer Trustee Compensation

We have approved and implemented a compensation program for our non-officer trustees that consists of annual retainer fees and long-term equity awards.

For 2010, we paid our non-officer trustees an annual retainer fee of $50,000, payable quarterly. In addition, our Audit Committee chairman was paid an additional annual retainer of $15,000, our Compensation Committee chairman was paid an additional annual retainer of $10,000 and our Nominating and Corporate Governance Committee chairman was paid an additional annual retainer of $7,500, in each case payable quarterly in cash. Mr. Natelli, who serves as non-executive chairman of our Board, was paid an additional annual retainer of $20,000. Although we reimburse our trustees for reasonable out-of-pocket expenses incurred in connection with performance of their duties as trustees, including, without limitation, travel expenses in connection with their attendance at Board and committee meetings, we do not pay any trustee a separate fee for meetings attended. Furthermore, trustees do not receive any perquisites. Effective with the Board meeting following our 2011 annual shareholders’ meeting until the 2012 annual meeting, the annual retainer fee will be increased to $60,000, payable quarterly. The additional fees payable to our non-executive chairman, as well as those payable to the various chairman of our Board committees, will remain the same for the period from the 2011 annual meeting until the 2012 annual meeting.

Our non-officer trustees may elect to receive their annual retainers and chair committee fees in whole or in part in the form of cash or immediately vested common shares based on the closing market price of our common shares on the grant date.

Upon completion of the IPO, we granted each of our non-officer trustees 1,000 common shares, except that Mr. Natelli received a grant of 1,500 common shares in recognition of his expanded responsibilities as our non-executive chairman. These shares were immediately vested. In connection with our 2011 annual meeting of shareholders and each subsequent annual meeting, each of our non-officer trustees will receive an additional grant of 1,000 restricted common shares, except that Mr. Natelli will receive 1,500 restricted common shares. Vesting for these grants will occur on the date of the next annual meeting, with acceleration upon termination due to death, disability or involuntary termination of service as a result of a change in control. Dividends will be paid on the unvested restricted shares when declared and paid on our common shares generally.

The table below reflects the pro rata amount of the share awards and retainer fees paid to our non-officer trustees in 2010 beginning on January 27, 2010, the date of completion of our IPO:

Summary of Non-Executive Trustee 2010 Compensation (in dollars)

Name	Fees Earned or Paid in Cash	Share Awards(1)		Total
Thomas A. Natelli	$65,126	$28,485		$93,611
Thomas D. Eckert	$60,474	$18,990		$79,464
John W. Hill	$27,911	$46,901	(2)	$74,812
George F. McKenzie	$53,496	$18,990		$72,486
Jeffrey D. Nuechterlein	$46,518	$18,990		$65,508

(1)	All share awards were granted pursuant to our Equity Plan. Except with respect to Mr. Hill, who elected to receive half of his annual retainer fee in the form of unrestricted common shares, all share awards were made upon completion of the IPO. The amounts in this column reflect the estimated grant date fair value of the common share awards.
(2)	In addition to receiving 1,000 common shares upon completion of the IPO, Mr. Hill elected to receive half of his annual trustee retainer fees in the form of cash and half in the form of common shares valued at a per share price equal to the closing price of our common shares on the NYSE on the last day of the applicable fiscal quarter.

Compensation Committee Interlocks and Insider Participation

As noted above, the Compensation Committee consists of Messrs. Hill, Natelli and Eckert. None of the members of the Compensation Committee is or has been one of our employees or officers. None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of trustees or compensation committee of another entity that has one or more executive officers serving on our Board of Trustees or Compensation Committee.

PROPOSAL 3

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing shareholders a non-binding advisory vote on a resolution to approve our executive compensation programs, as described in this proxy statement in the Compensation, Discussion and Analysis section, the tabular disclosure regarding such compensation and the company’s accompanying narrative disclosure. As discussed below, your Board recommends that you vote to approve the proposed resolution.

The company’s goal for our executive compensation program is to hire, retain and motivate our senior management to grow our business and create long-term value. We believe that our compensation programs have been effective in creating incentives for our named executive officers to grow our company as rapidly as prudently possible, as evidenced by the following key accomplishments during 2010, our first year of operations, all of which were considered by the Compensation Committee in making its decisions in respect of compensation for our named executive officers for 2010:

•	Our ability to complete our IPO and concurrent private placements in a difficult market and challenging economic climate;

•

Our successful follow-on public offering in October 2010, which resulted in net proceeds of approximately $140.4 million to the company, and to obtain a $115 million revolving credit facility and $60 million term loan in support of our acquisition activities;

•	Our deployment of a total of $465.5 million of capital in completing five hotel acquisitions, and a sixth acquisition that remains pending;

•

The performance of our hotel properties in generating Hotel EBITDA (which generally equates to total revenue less total hotel operating expenses as reported on our consolidated statement of operations) of 106.2% of the amounts underwritten in connection with our acquisitions of the five owned properties;

•	Our company’s strong financial position, which enabled the company to declare and pay an aggregate of $5.5 million of dividends on our common shares in respect of 2010 operations;

•

Our development of a high-caliber management team and staff, particularly in the areas of finance and accounting, acquisitions and asset management, and implementation of all systems required for the operation of a public company, including a technology platform, finance and treasury systems, accounting and reporting systems and internal control systems; and

•	Our establishment of the company’s reputation in the acquisitions market and the development of a strong pipeline of potential hotel acquisitions.

Based on our this performance, the Board is very comfortable concluding that our executive compensation program should be approved by shareholders, and asks them to approve the following resolution.

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The vote on our executive compensation programs is advisory and non-binding on the company. However, the Compensation Committee, which is responsible for designing and administering the company’s executive compensation programs, values the opinions expressed by the company’s shareholders and will consider the outcome of the vote when making future compensation decisions.

Your Board of Trustees recommends that you vote “FOR” the resolution to approve our executive compensation programs as described in this proxy statement.

PROPOSAL 4

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

We are providing our shareholders an opportunity to advise the Board on how often to hold future non-binding advisory shareholder votes on the company’s executive compensation programs, similar to Proposal 3. Under this proposal, shareholders may vote to hold the vote on executive compensation every one, two or three years. Alternatively, shareholders may abstain from voting.

Your Board of Trustees believes that a frequency of every year is the most appropriate frequency, because it will give our shareholders the opportunity to react promptly to emerging trends in compensation and provide feedback to us such that we may take appropriate actions in relation to our executive compensation programs on a timely basis. We believe an annual vote therefore reflects the best corporate governance practice. Of course, shareholders with concerns about our compensation programs for executive officers are encouraged to raise them at any time, not just when provided with an advisory vote on compensation.

This vote is advisory and not binding on the Board of Trustees. However, the Compensation Committee and your Board value shareholder feedback and will consider the outcome of the vote in making decisions on the frequency of future advisory votes on executive compensation. Please note that you are being asked to vote on one of the three choices presented, and you are not being asked to vote to approve or disapprove the Board’s recommendation.

Your Board of Trustees recommends that you vote for the option of “EVERY YEAR” for this Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of the filing, regarding the ownership of each class of our shares by:

•	each of our trustees;

•	each of our named executive officers;

•	each holder of 5% or more of each class of our shares; and

•	all of our trustees and executive officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as restricted common shares that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, the address of each named person is c/o Chesapeake Lodging Trust, 1997 Annapolis Exchange Parkway, Suite 410, Annapolis, MD 21401. Except as indicated in the footnotes to the table, no shares beneficially owned by any executive officer or trustee have been pledged as security.

Beneficial Owner	Shares Owned	Percentage(1)
James L. Francis	278,348	*
Douglas W. Vicari	176,769	*
D. Rick Adams	40,213	*
Graham J. Wootten	32,534	*
Thomas A. Natelli	66,500	*
Thomas D. Eckert	26,000	*
John W. Hill	2,609	*
George F. McKenzie(2)	3,000	*
Jeffrey D. Nuechterlein	3,000	*
FMR LLC(3)	2,493,632	8.0%
BAMCO, Inc. (4)	1,682,612	5.4%
The Vanguard Group, Inc.(5)	1,577,209	5.1%
All trustees and executive officers as a group (9 persons)	628,973	2.0%

*	Represents less than 1% of the common shares outstanding as of the date of filing.
(1)	Percentages are based on 31,106,120 common shares outstanding as of the record date, March 25, 2011.
(2)	2,000 of the shares reported here are held by Mr. McKenzie’s wife in a margin account and may be pledged as security for margin debt.
(3)	On February 14, 2011, FMR LLC filed an amended Schedule 13G to report beneficial ownership of 2,493,632 common shares. The common shares are held in the accounts of various registered and unregistered investment companies and managed accounts over which FMR LLC exercises investment discretion. The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109.
(4)	On February 14, 2011, BAMCO, Inc. and certain of its affiliates filed a Schedule 13G to report beneficial ownership of 1,682,612 common shares. The common shares held by BAMCO, Inc. are held on behalf of certain of its investment advisory clients. Ronald Baron is the indirect controlling shareholder of BAMCO, Inc. and may be deemed to share with BAMCO, Inc. voting and dispositive power over such shares. Mr. Baron disclaims beneficial ownership of such shares held by BAMCO, Inc. (or the investment advisory clients thereof) to the extent such shares are held by persons other than Mr. Baron. BAMCO, Inc. disclaims beneficial ownership of shares held by its investment advisory clients to the extent such shares are held by persons other than BAMCO, Inc. and its affiliates. The address for BAMCO, Inc., certain of its investment advisory clients and Mr. Baron is c/o Baron Capital Group, Inc., 767 Fifth Avenue, New York, NY 10153.
(5)	On February 10, 2011, The Vanguard Group, Inc. filed a Schedule 13G to report beneficial ownership of 1,577,209 common shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND LEGAL PROCEEDINGS

Purchases of Common Shares by Certain Executive Officers and Trustees

Concurrently with the IPO, in a separate private placement, we sold an aggregate of 150,000 common shares to our non-executive chairman and certain executive officers at $20.00 per share.

Loans from Certain Executive Officers and Trustees

Messrs. Francis and Vicari loaned the company an aggregate of $249,000 to fund our formation and the costs related to the IPO. The loans were structured as demand notes and accrued interest at the Federal Short Term Rate as announced by the Internal Revenue Service. Immediately following the closing of the IPO and concurrent private placements, we used approximately $250,000 of the net proceeds to repay these loans to Messrs. Francis and Vicari, and to repurchase the shares acquired by them in connection with our initial capitalization for $1,000.

Conflict of Interest Policy

We have adopted policies to reduce potential conflicts of interest. A “conflict of interest” occurs when a trustee’s, officer’s or employee’s personal interest interferes with our interest. Generally, our policies provide that any transaction, agreement or relationship in which any of our trustees, officers or employees has an interest must be approved by our Audit Committee or a majority of our disinterested trustees.

Applicable Maryland law provides that a contract or other transaction between a Maryland real estate investment trust and any of that entity’s trustees or any other entity in which that trustee is also a trustee or director or has a material financial interest is not void or voidable solely on the grounds of the common board membership or interest, the fact that the trustee was present at the meeting at which the contract or transaction is approved or the fact that the trustee’s vote was counted in favor of the contract or transaction, if:

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the fact of the common board membership or interest is disclosed to the board or a committee of the board, and the board or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested members, even if the disinterested members constitute less than a quorum;

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the fact of the common board membership or interest is disclosed to shareholders entitled to vote on the contract or transaction, and the contract or transaction is approved by a majority of the votes cast by the shareholders entitled to vote on the matter, other than votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the trust.

Our declaration of trust specifically adopts these provisions of Maryland law.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that all of our trustees, executive officers and beneficial owners of more than 10% of our common shares reported on a timely basis all transactions required to be reported by Section 16(a) of the Exchange Act during 2010, except that, as a result of an administrative oversight, a Form 4 was filed late by Mr. Hill to report an issuance of 474 common shares to him on June 30, 2010 in connection with a quarterly payment of his annual trustee retainer fee.

ANNUAL REPORT ON FORM 10-K

All shareholders receiving this proxy statement should have also received a paper or access to an electronic copy of the 2010 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2010. Shareholders may request a free copy of our 2010 Annual Report on Form 10-K, including applicable financial statements and schedules, by sending a written request to: 1997 Annapolis Exchange Parkway, Suite 410, Annapolis, Maryland 21401. Alternatively, shareholders can access the 2010 Form 10-K and other financial information on our website at: http://www.chesapeakelodgingtrust.com. We will also furnish any exhibit to the 2010 Form 10-K upon written request and payment of a copying charge of 20 cents per page.

DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR

CONSIDERATION AT OUR ANNUAL MEETING

Any proposal that a holder of our shares wishes to submit for inclusion in the Chesapeake Lodging Trust Proxy Statement for the 2012 Annual Meeting of Shareholders (“2012 Proxy Statement”) pursuant to SEC Rule 14a-8 must be received by Chesapeake Lodging Trust no later than December 28, 2011. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. In addition, notice of any proposal that a holder of our shares wishes to propose for consideration at the 2012 Annual Meeting of Shareholders, but does not seek to include in the 2012 Proxy Statement pursuant to Rule 14a-8, must be delivered to Chesapeake Lodging Trust no earlier than January 27, 2012 and no later than February 26, 2012 if the proposing holder of our shares wishes for Chesapeake Lodging Trust to describe the nature of the proposal in its 2012 Proxy Statement as a condition to exercising its discretionary authority to vote proxies on the proposal. Any shareholder proposals or notices submitted to Chesapeake Lodging Trust in connection with the Annual Meeting of Shareholders should be addressed to: Corporate Secretary, Chesapeake Lodging Trust, 1997 Annapolis Exchange Parkway, Suite 410, Annapolis, Maryland 21401.

Annapolis, MD

April 26, 2011

DIRECTIONS TO THE 2011 ANNUAL MEETING

Our 2011 Annual Meeting will be held at the offices of Hogan Lovells US LLP, Park Place II, 7930 Jones Branch Drive, 9th Floor, McLean, VA 22102. The offices of Hogan Lovells are accessible from the Capital Beltway (I-495), Dulles International Airport and Reagan National Airport as follows:

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From points north or south via the Capital Beltway (I-495): From I-495, exit at Chain Bridge Road South (Route 123) via Exit 46A toward Tysons Corner. Turn right at Tysons Boulevard. Turn right at Galleria Drive and continue onto Westpark Drive. Turn right at Jones Branch Drive. 7930 Jones Branch Drive will be on your right.

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From Dulles International Airport (IAD): Depart from the airport on the Washington Dulles Access and Toll Road (Route 267) towards Washington, DC. Exit at Spring Hill Road via Exit 17. Turn right at stoplight following the toll booth onto Spring Hill Road. Turn left at first stoplight onto Jones Branch Drive. 7930 Jones Branch Drive will be on your left.

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From Reagan National Airport (DCA): Depart from the airport on Smith Boulevard, heading north, and merge onto George Washington Parkway North. Exit at Chain Bridge Road (Route 123), and keep right at the fork to merge onto Chain Bridge Road South. Turn right at Tysons Boulevard. Turn right at Galleria Drive and continue onto Westpark Drive. Turn right at Jones Branch Drive. 7930 Jones Branch Drive will be on your right.

CHESAPEAKE LODGING TRUST Proxy for Annual Meeting of Shareholders on May 26, 2011 Solicited on Behalf of the Board of Trustees The undersigned hereby appoints James L. Francis, Douglas W. Vicari and Graham J. Wootten, and each of them, with full power of substitution and power to act alone, as proxies to vote all the Common Shares of Beneficial Interest which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Chesapeake Lodging Trust, to be held May 26, 2011 at the offices of Hogan Lovells US LLP, Park Place II, 7930 Jones Branch Drive, 9th Floor, McLean, Virginia 22102, and at any adjournments or postponements thereof, as follows: (Continued and to be signed on the reverse side.) 14475

ANNUAL MEETING OF SHAREHOLDERS OF CHESAPEAKE LODGING TRUST May 26, 2011 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at https://materials.proxyvote.com/165240 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20730304000000000000 1 052611 THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE TRUSTEE NOMINEES, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND “EVERY YEAR” FOR PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Consider and vote upon a proposal to elect seven trustees to the 2. Consider and vote upon a proposal to ratify the appointment of Company’s Board of Trustees. Ernst & Young LLP as the Company’s independent registered NOMINEES: public accounting firm for 2011. FOR ALL NOMINEES O James L. Francis O Douglas W. Vicari FOR AGAINST ABSTAIN 3. Consider and vote upon a non-binding advisory resolution to WITHHOLD AUTHORITY O Thomas A. Natelli FOR ALL NOMINEES approve the Company’s executive compensation programs as O Thomas D. Eckert described in the Company’s 2011 proxy statement. O John W. Hill Every Every Every (See FOR ALL instructions EXCEPT below) O George F. McKenzie year 2 years 3 years ABSTAIN O Jeffrey D. Nuechterlein 4. Advise the Board of Trustees, through a non-binding vote, as to the frequency of future advisory votes regarding the Company’s executive compensation programs. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.